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                                                                    EXHIBIT 11.1


                        DIAMOND MULTIMEDIA SYSTEMS, INC.
         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                  (amounts in thousands, except per share data)

                                                             THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                SEPTEMBER 30,               SEPTEMBER 30,
                                                             1996         1995           1996         1995
                                                           --------     --------       --------     --------
Weighted average common shares outstanding for period        34,290       28,014         34,390       24,949

Dilutive employee stock options                                 640           --            661           --
                                                           --------     --------       --------     --------
Shares used in per share calculations                        34,930       28,014         35,051       24,949
                                                           ========     ========       ========     ========
Net income (loss) before reversal of accretion             $  2,100     ($30,367)      $  8,504     ($16,453)
Net income (loss) per share                                $   0.06     ($  1.08)      $   0.24     ($  0.66)
                                                           ========     ========       ========     ========

The difference between the calculation of net income (loss) per share calculated on the primary and fully diluted basis is not material.